FOR IMMEDIATE RELEASE
CLEARWIRE COMPLETES $1 BILLION TERM LOAN FINANCING
KIRKLAND, Wash. — Aug. 15, 2007 — Clearwire Corporation (NASDAQ: CLWR) today completed the funding of the final tranche of its previously announced $1 billion senior secured term loan. Clearwire will use the proceeds of the term loan to refinance its existing debt and support its expansion plans. The company closed the first tranche of the term loan in July. Morgan Stanley, Merrill Lynch, JP Morgan and Citigroup led the transaction.
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, fast, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 15 states across the U.S. as well as in Europe and Mexico. For more information, visit www.clearwire.com.
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Forward-Looking Statements
This release contains forward-looking statements which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, the Company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-Q filed on August 9, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.

Investor Contact:	Media Contact:
Dan Evans Clearwire 425-216-4879 dan.evans@clearwire.com	Helen Chung Clearwire 425-216-4551 helen.chung@clearwire.com